Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2015 Third Quarter Results

Oxford, CT – February 3, 2015 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2015.

•	Increased net sales by 5.7% year-over-year
•	Increased gross margin by 8.2% year-over-year
•	Increased adjusted net income by 13.0% compared to same period last year

Third Quarter Highlights

	Fiscal 2015		Fiscal 2014		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$106.3	$106.3	$100.5	$100.5	5.7%	5.7%
Gross margin	$41.7	$41.7	$38.5	$38.5	8.2%	8.2%
Gross margin %	39.2%	39.2%	38.3%	38.3%
Operating income	$20.6	$22.2	$19.7	$19.7	4.7%	13.0%
Operating income %	19.4%	20.9%	19.6%	19.6%
Net income	$14.1	$14.4	$12.8	$12.8	10.1%	13.0%
Diluted EPS	$0.60	$0.62	$0.55	$0.55	9.1%	12.7%

(1) Results exclude items in reconciliation below.

Nine Month Highlights

	Fiscal 2015		Fiscal 2014		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$331.9	$331.9	$305.2	$305.2	8.7%	8.7%
Gross margin	$125.2	$128.9	$119.6	$119.6	4.7%	7.8%
Gross margin %	37.7%	38.9%	39.2%	39.2%
Operating income	$63.1	$71.1	$63.5	$65.4	-0.6%	8.7%
Operating income %	19.0%	21.4%	20.8%	21.4%
Net income	$43.3	$46.9	$42.0	$42.7	3.1%	9.8%
Diluted EPS	$1.85	$2.01	$1.81	$1.84	2.2%	9.2%

(1) Results exclude items in reconciliation below.

“Our third quarter results showed solid year-over-year improvements in net sales, gross margin and earnings, while reflecting the typical third quarter seasonality from fewer production days,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our industrial businesses performed well in the quarter and we improved our execution which is reflected in a stronger gross margin performance.”

Third Quarter Results

Net sales for the third quarter of fiscal 2015 were $106.3 million, an increase of 5.7% from $100.5 million in the third quarter of fiscal 2014. The increase in net sales was mainly the result of a 13.9% increase in industrial sales driven by construction, oil and gas, and the general industrial markets. Aerospace and defense decreased 0.3% mainly due to a decrease in defense and distribution. Gross margin for the third quarter was $41.7 million compared to $38.5 million for the same period last year. Gross margin as a percentage of net sales was 39.2% in the third quarter of fiscal 2015 compared to 38.3% for the same period last year.

SG&A for the third quarter of fiscal 2015 was $19.3 million, an increase of $1.0 million from $18.3 million for the same period last year. The increase of $1.0 million was primarily attributable to an increase of $0.6 million in incentive stock compensation expenses and $0.4 million in other items. As a percentage of net sales, SG&A was 18.1% for the third quarter of fiscal 2015 compared to 18.2% for the same period last year.

Other operating expenses for the third quarter of fiscal 2015 totaled $1.8 million, an increase of $1.2 million, compared to $0.6 million for the same period last year. For the third quarter of fiscal 2015 other operating expenses consisted of $0.4 million of amortization of intangibles, $0.1 million in costs associated with consolidation and restructuring, $1.5 million associated with acquisition activity and $0.2 million of other income. For the same period last year, other operating expenses consisted of $0.5 million of amortization of intangibles and $0.1 million of other items.

Operating income for the third quarter of fiscal 2015 was $20.6 million compared to operating income of $19.7 million for the same period last year. Excluding costs associated with the consolidation and restructuring and acquisition activity, operating income would have been $22.2 million for the third quarter of fiscal 2015 compared to $19.7 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 20.9% compared to 19.6% for the same period last year.

Interest expense, net was $0.3 million for both the third quarter of fiscal 2015 and the same period last year.

Income tax expense for the third quarter of fiscal 2015 was $6.1 million compared to $6.6 million for the same period last year. Our effective income tax rate for the third quarter of fiscal 2015 was 30.3% compared to 34.0% for the same period last year. The effective income tax rate for the third quarter of fiscal 2015 includes discrete tax benefits of $0.7 million. The effective income tax rate without the discrete tax benefits would have been 33.7% compared to 34.0% for the same period last year.

Net income for the third quarter of fiscal 2015 was $14.1 million compared to $12.8 million for the same period last year. Excluding the after tax impact of costs associated with consolidation and restructuring, acquisition activity costs, and the discrete tax benefits, net income would have been $14.4 million for the third quarter of fiscal 2015, compared to net income of $12.8 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2015 was 60 cents per share compared to 55 cents per share for the same period last year. Excluding the after tax impact of costs associated with consolidation and restructuring, acquisition activity costs, and the discrete tax benefits, diluted EPS for the third quarter of fiscal 2015 would have been 62 cents per share compared to diluted EPS of 55 cents per share for the same period last year, an increase of 12.7%.

Backlog, as of December 27, 2014, was $217.5 million compared to $218.6 million as of December 28, 2013.

Acquisition Activity Costs

In the third quarter of fiscal 2015, the Company incurred $1.5 million in legal, accounting, tax, and environmental due diligence expenses on investigating a large transformational acquisition target. The Company was not successful in winning the final bid in the auction process.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-415-3182 (international callers dial 857-244-7325) and enter conference ID # 67106856. An audio replay of the call will be available from 3 PM ET February 3, 2015 until 11:59 PM ET February 10, 2015. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 21933962. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,510 people and operates 25 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27,	December 28,	December 27,	December 28,
	2014	2013	2014	2013

Net sales	$106,322	$100,546	$331,861	$305,168
Cost of sales	64,669	62,050	206,636	185,612
Gross margin	41,653	38,496	125,225	119,556

Operating expenses:
Selling, general and administrative	19,266	18,273	56,779	52,397
Other, net	1,798	566	5,349	3,688
Total operating expenses	21,064	18,839	62,128	56,085

Operating income	20,589	19,657	63,097	63,471

Interest expense, net	288	276	820	770
Other non-operating (income) expense	146	43	(356)	(164)
Income before income taxes	20,155	19,338	62,633	62,865
Provision for income taxes	6,104	6,574	19,314	20,860
Net income	$14,051	$12,764	$43,319	$42,005

Net income per common share:
Basic	$0.61	$0.56	$1.88	$1.84
Diluted	$0.60	$0.55	$1.85	$1.81

Weighted average common shares:
Basic	23,090,635	22,908,556	23,057,864	22,841,011
Diluted	23,376,480	23,311,397	23,369,308	23,205,716

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to	December 27,	December 28,	December 27,	December 28,
Adjusted Gross Margin:	2014	2013	2014	2013

Reported gross margin	$41,653	$38,496	$125,225	$119,556
Consolidation and restructuring	-	-	3,707	-
Adjusted gross margin	$41,653	$38,496	$128,932	$119,556

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 27,	December 28,	December 27,	December 28,
Adjusted Operating Income:	2014	2013	2014	2013

Reported operating income	$20,589	$19,657	$63,097	$63,471
Consolidation and restructuring	88	-	6,470	1,498
Costs associated with acquisitions	1,527	-	1,527	374
Fixed asset disposals	-	-	-	43
Adjusted operating income	$22,204	$19,657	$71,094	$65,386

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 27,	December 28,	December 27,	December 28,
Adjusted Net Income Per Common Share:	2014	2013	2014	2013

Reported net income	$14,051	$12,764	$43,319	$42,005
Consolidation and restructuring (1)	58	-	6,440	1,001
Costs associated with acquisitions (1)	1,012	-	1,012	250
Fixed asset disposals (1)	-	-	-	29
Discrete tax benefit	(698)	-	(3,829)	(549)
Adjusted net income	$14,423	$12,764	$46,942	$42,736
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.62	$0.56	$2.04	$1.87
Diluted	$0.62	$0.55	$2.01	$1.84

Weighted average common shares:
Basic	23,090,635	22,908,556	23,057,864	22,841,011
Diluted	23,376,480	23,311,397	23,369,308	23,205,716

	Three Months Ended		Nine Months Ended
	December 27,	December 28,	December 27,	December 28,
Segment Data, Net External Sales:	2014	2013	2014	2013

Plain bearings segment	$53,770	$52,991	$171,101	$162,909
Roller bearings segment	31,358	27,284	96,627	85,911
Ball bearings segment	14,038	13,054	41,676	33,709
Other segment	7,156	7,217	22,457	22,639
	$106,322	$100,546	$331,861	$305,168

	Three Months Ended		Nine Months Ended
	December 27,	December 28,	December 27,	December 28,
Selected Financial Data:	2014	2013	2014	2013

Depreciation and amortization	$3,778	$3,718	$11,845	$11,308

Incentive stock compensation expense	$2,196	$1,561	$6,231	$4,300

Cash provided by operating activities	$17,677	$14,426	$62,405	$35,965

Capital expenditures	$4,412	$8,030	$15,870	$22,622

Total debt			$9,121	$10,665

Cash and short-term investments			$119,240	$118,275

Cash dividends paid to shareholders			$46,014	$-

Repurchase of common stock			$7,049	$662

Backlog			$217,525	$218,567